Exhibit 3.15

CERTIFICATE OF FORMATION

OF

MAGNUM HUNTER MARKETING, LLC

THE UNDERSIGNED, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

1.                                           The name of the limited liability company is Magnum Hunter Marketing, LLC (the “Company”).

2.                                           The address of the registered office and the name of the registered agent of the Company for service of process at such address, as required to be maintained by § 18-104 of the Delaware Limited Liability Company Act, are as follows:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, New Castle County, Delaware 19808

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 9 day of September, 2011.

/s/ Paul M. Johnston
Paul Johnston, Authorized Person